AGREEMENT

     THIS AGREEMENT dated effective as of the 1 st day of April, 1992, by and between Wainoco Oil Corporation, a Wyoming corporation (the "Company"), and John B. Ashmun ("Ashmun");

                             R E C I T A L S:

     Ashmun has served as Chairman of the Board and Chief
Executive Officer of the Company for many years and will cease to be Chief Executive Officer of the Company as of April 1, 1992.

     The Company desires to retain the services of Ashmun for five years following the date hereof to have access to his knowledge of the Company's business and to permit the orderly transition of management. Ashmun is willing to be engaged by the Company pursuant to the terms of this Agreement set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, Ashmun and the Company agree as follows:

     1.   Engagement

          The Company hereby engages Ashmun to serve the Company as described in Section 3 hereof for the compensation and on the terms hereinafter expressed, and Ashmun hereby agrees faithfully and diligently to render said services and generally conduct himself in a manner consistent with the interests of the Company, all upon the terms and for the consideration hereinafter provided. Ashmun shall not be an employee or officer of the Company, however, it is intended that Ashmun will serve as the Chairman of the Board of Directors at the will of the Company's Board of Directors, so long as Ashmun is a duly elected director of the Company during the Engagement Period (as defined in Section 2 hereof).

     2.   Term

          The term of Ashmun's engagement under this Agreement shall be for the period beginning April 1, 1992 through and including March 31, 1997 unless sooner terminated as herein provided (the "Engagement Period").

     3.   Duties

          During the Engagement Period, Ashmun agrees to render to the Company such services of an advisory or consultative nature as the Board of Directors may reasonably request so that the Company may have the benefit of his experience and knowledge of the affairs of, and his support for, the Company, and of his reputation and contacts in the oil and gas industry. Relative to his activities on the Company's behalf, Ashmun shall report to the Chief Executive Officer. Any duties assigned to Ashmun shall be duties appropriate to Ashmun's previous position with the Company and to the position of the Chairman of the Board of Directors. The Company agrees that Ashmun shall not be required to relocate his residence from Houston, Texas, in connection with the performance of his duties hereunder, provided that the foregoing shall not prevent Ashmun from relocating his residence at his own initiative. The Company agrees that, so long as this Agreement is in effect, it will undertake to nominate Ashmun to the Board of Directors and, if Ashmun is elected, to recommend to the Board of Directors that said Board elect Ashmun to be Chairman of the Board and to have the duties specified in Section
3.14 of the Company's Bylaws.

     4.   Compensation

          The Company shall pay to Ashmun during the Engagement Period annual compensation of $250,000, payable monthly on the first day of each month, subject to any withholding or deductions required under any change in law after the date hereof. During the Engagement Period so long as Ashmun is a director of the Company, Ashmun shall be paid all fees and other benefits made available to non-employee directors of the Company.

     5.   Club and Organization Dues. Expenses

          During the Engagement Period, the Company shall pay dues for Ashmun's memberships in the Calgary Golf & Country Club, the Bayou Club, The Brook, the Maidstone Club, Houston Country Club, the Tejas Club and the Calgary Petroleum Club. During the Engagement Period, the Company shall pay Ashmun's dues in the All-American Wildcatters, the Texas Mid-Continent Oil & Gas Association and the National Petroleum Council. The Company shall pay all expenses incurred by Ashmun during the Engagement Period in furtherance of the business of the Company, including travel and business entertainment expenses, consistent with the Company's policies as of the date hereof

     6.   Office

          During the Engagement Period, the Company will provide Ashmun with (i) office facilities commensurate with his duties and position and (ii) such secretarial assistance as is necessary in the performance of his duties under Section 3 hereof. The Company agrees that all office furnishings currently in Ashmun's office shall be and remain the property of Ashmun.

     7.   Stock Options

          Ashmun shall remain eligible to participate in the Company's stock option plans (the "Plans") on the same basis as if he remained an employee of the Company during the Engagement Period with the title of Chairman of the Board and the annual compensation set forth in Section 4. All of the existing options and restricted stock awards held by Ashmun will be amended to provide that the arrangements under this Agreement do not constitute the retirement of Ashmun for purposes of such options and awards. If participants in the Plans are offered the opportunity to amend their existing options in any way and if officers of the Company would be eligible to amend their existing options, Ashmun shall be offered the same opportunity. The foregoing shall not limit Ashmun's right to receive any stock options or stock awards that are made to directors of the Company who are not employees of the Company.

     8.   Medical Plan, Pension

          It is understood that Ashmun will apply for Medicare coverage to be effective as soon as possible after April 1, 1992. The Company will continue Ashmun's medical coverage under the current plan until Medicare coverage is in place. After such time the Company will reimburse Ashmun the cost of a Medicare supplement plan as well as a Medicare Part B plan for him and his wife. The Company will pay for any increased costs of the above coverage during the Engagement Period.

          Commencing April 1, 1992, Ashmun shall be eligible for and shall receive annual benefits of $23,852 in accordance with the Company's Retirement Benefit Restoration Plan.

     9.   Termination of Agreement

          This Agreement shall terminate the first to occur of
(a) March 31, 1997 or (b) the death of Ashmun.

     10.  Conflicting Interests

          (a) It is understood and acknowledged that Ashmun may engage from time to time in the oil and gas exploration, development and production business, including the acquisition, operation and management of oil and gas properties. Notwithstanding the foregoing, Ashmun agrees that, during the term of this Agreement, prior to engaging in any such activities he will first offer ("Offer") in writing each opportunity that he has to acquire or participate in the ownership, operation or management of any oil and gas properties or otherwise engage in oil and gas activities to the Company on the same terms that such opportunities are available to Ashmun. Any such Offer provided by Ashmun to the Company shall set forth, as may be applicable in the circumstances, the price or other consideration for the transaction, the identity of the other party to the transaction, the closing date for the transaction and such other information respecting the transaction which Ashmun reasonably believes would be material to the exercise of the Company's rights hereunder. For greater certainty, Ashmun shall be under no obligation to present opportunities to the Company in which Ashmun does not intend to participate as an investor. Ashmun makes no representation or warranty that the other parties to the transaction will permit the Company to participate in the transaction, whether on the same terms as Ashmun or otherwise.

          (b)   If, after receipt of an Offer:

                (i)   the Company elects to not accept such
opportunity for its corporate account in full or in part, then Ashmun shall thereafter be free to acquire and exploit such opportunity to its full extent, including any and all activities that may thereafter arise that directly relate to the opportunity all activities that may thereafter arise that directly relate to the opportunity offered to and rejected by the Company, provided that the acquisition of such opportunity by Ashmun is completed within 120 days of receipt of the Offer by the Company and is not on terms that are more favorable to Ashmun than those offered to the Company. If Ashmun shall not acquire such opportunity within 120 days of receipt of the offer by the Company then the provisions of this section shall again apply to the acquisition of or participation in such opportunity by Ashmun;

                (ii) the Company elects to participate in full in such opportunity, then Ashmun shall take all reasonable efforts (but Ashmun shall not be required to incur any out-of-pocket expense in doing so) to assist the Company in acquiring or participating in such opportunity and Ashmun shall not otherwise acquire or participate, directly or indirectly, in such opportunity without the prior written consent of the Company which consent shall not be unreasonably withheld; and

                (iii) the Company elects to participate in part only in such opportunity, then Ashmun shall take all reasonable efforts (but Ashmun shall not be required to incur any out-of-pocket expense in doing so) to assist the Company in acquiring or participating in such opportunity and Ashmun shall be entitled to acquire or participate in such opportunity to the extent to which the Company does not do so.

          (c) The time period in which the Company may accept or reject any Offer shall be not greater than 30 days from receipt of the Offer, but may be such lesser time period as shall be reasonable under the circumstances related to such opportunity and as is specified in the Offer. Any notice by the Company accepting or rejecting any such opportunity shall be effective if executed on behalf of the Company by the President or any Vice-President.

          (d) Ashmun agrees that the rights associated with and benefits of any opportunity acquired by him otherwise than in compliance with the terms hereof shall be held by him in trust for the benefit of the Company subject to the terms of this Agreement and the Company shall have the right to participate in such opportunity in full or in part upon payment to Ashmun of a pro rata share of the consideration and related acquisition costs and/or assumption of the liabilities and obligations directly associated with such opportunity, as may be applicable in the circumstances.

          (e) Subject to applicable law, the Company shall not by reason only of the relationship between the Company and Ashmun created by this Agreement prohibit or disqualify Ashmun from participating in the acquisition of any oil and gas properties disposed of by the Company; provided that the Company shall be under no obligation to notify Ashmun of any proposed disposition or to accept any offer from Ashmun.

     11.  Indemnification

          The Company has entered into a separate indemnification agreement dated as of January 1, 1992 with Ashmun and nothing in this Agreement shall affect the terms and provisions of such indemnification agreement.

     12.  Assignment

          This Agreement shall not be assignable by either party without the consent of the other party. Any assignment of this Agreement in violation of this Section 12 shall be null and void.

     13.  Waiver of Default

          Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate, or be construed, as a waiver of any subsequent breach.

     14.  Governing Law

          This Agreement shall be construed in accordance with the laws of the State of Texas.

     15.  Jurisdiction

          The parties hereto agree that in the event that any legal suits, actions or proceedings arising out of this Agreement are instituted by any party hereto, such suits, actions or proceedings shall be instituted only in the state or federal courts in the County of Harris in the State of Texas. The parties hereto hereby consent to the jurisdiction of such courts and waive any objection which they may now or hereafter have to the venue of any such suits, actions or proceedings; provided, however, that any party hereto shall have the right to institute proceedings in another jurisdiction if the purpose of such proceedings is to enforce or realize upon any final court judgment arising out of this Agreement.

     16.  Construction of Agreement

          The headings in this Agreement are inserted for convenience of reference only and shall not be a part of, or control or affect the meaning of, this Agreement. This Agreement contains the entire agreement of the parties and no party shall be liable or bound except as expressly provided herein. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be judicially declared to be invalid, illegal, unenforceable or void in any respect, such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, illegal, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part had never been included herein.

     17.  Notice

          All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by telex or other telegraphic means:

         (a)   If to the Company as follows:

               Wainoco Oil Corporation
               1200 Smith Street, Suite 1500
               Houston, Texas 77002
               Attention: James R. Gibbs, Chief Executive Officer

         (b)   If to Ashmun as follows:

               John B. Ashmun
               Wainoco Oil Corporation
               1200 Smith Street, Suite 1500
               Houston, Texas 77002

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                              WAINOCO OIL CORPORATION





                              By  /s/ J. R. Gibbs
                                  ------------------------------


                                  /s/ John B. Ashmun
                                  ------------------------------